EXHIBIT 23
                                                                    ----------

Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Strawbridge & Clothier of our report dated March 22, 1996, (except for Note 9, as to which the date is April 4, 1996) included in the 1995 Annual Report to Shareholders of Strawbridge & Clothier.

Our audits also included the financial statement schedule of Strawbridge & Clothier listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in Registration Statement No. 2-99396 on Form S-8 dated August 22, 1985, Registration Statement No. 33-37675 on Form S-8 dated November 8, 1990, Registration Statement No. 33-40928 on Form S-8 dated May 29, 1991, and Registration Statement No. 33-55782 on Form S-3 dated December 15, 1992, and the related Prospectuses of Strawbridge & Clothier of our report dated March 22, 1996 (except for
Note 9, as to which the date is April 4, 1996), with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in the 1995 Annual Report (Form 10-K) of Strawbridge & Clothier.



                                   ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 1, 1996